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                               [EPL LETTERHEAD]
CONTACT:

Paul Devine             John P. Kehoe
Chairman                Kehoe, White, Savage &
                        Company, Inc.
(610) 521-4400          (212) 888-1616

FOR IMMEDIATE RELEASE

   EPL TECHNOLOGIES, INC. CONFIRMS THE ANNOUNCEMENT BY FARMINGTON FRESH OF A THREE-YEAR LICENSING AGREEMENT TO LAUNCH FRESH-CUT APPLE SLICES THROUGHOUT
                                NORTH AMERICA

Philadelphia, PA - October 2, 1997 - EPL Technologies, Inc. (NASDAQ:EPTG) today confirmed the signing of a three year licensing agreement with Farmington Fresh, the largest grower/shipper of Fuji apples in California. Under the terms of the agreement, Farmington Fresh, which has been granted production exclusivity in their local geographic market, will produce fresh-cut apple slices using EPL's proprietary processing aid technology as well as EPL's related scientific support and packaging technologies.

The new sliced apple product, to be marketed under the name APPLE BITES(R), will be processed at Farmington's newly built processing plant, located in Stockton, CA. The announcement of the contract marked the completion of the work between the two companies in refining plant construction and engineering criteria to specifically accommodate integrating EPL's new, enabling technology and related protocols and procedures into the new production plant. It also marked the beginning of the launch of a new, value-added apple product considered by both companies to be the market leader.

EPL Chairman and Chief Executive Officer, Paul L. Devine said: "This is another exciting development in the progress of our company. Our relationship with Farmington Fresh marks the beginning of a new era introducing fresh-cut apple slices as a healthy, convenient snack food. Farmington's ability to manage, grow and process the high quality raw material, when combined with EPL's enabling technologies, ensures the consumer will be able to enjoy a truly exciting new product category.

The US domestic apple crop is estimated by the U.S. Department of Agriculture to have been some 11 billion pounds in 1995. It is our goal to develop and secure over time a substantial proportion of the fresh-cut segment that is developing across the entire produce industry and that, in the case of apples, is being enabled by EPL's technology. This is another example of how EPL, a world leader in technology for fresh-cut produce, allows its partners to participate in the `value-added' sale of produce products where, historically, the shippers of apples were unable to maintain product integrity sufficiently to build a fresh-cut market."



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EPL Technologies, Inc., through its subsidiaries that utilize proprietary packaging, processing aids and related technologies and support services, is in the business of maintaining the integrity of fresh-cut produce. The Company believes that its technologies are safe (FDA GRAS listed), environmentally "friendly" and add tangible value to the business of its customers.


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